Exhibit 3.147

AMENDED AND RESTATED PARTNERSHIP AGREEMENT

THIS AMENDED AND RESTATED PARTNERSHIP AGREEMENT (the “Agreement”) is entered into May 15, 2003 (with the amendments thereto being effective as of the applicable dates set forth in Section 15.16), by and among FDR Interactive Technologies Corporation (“FDRIT”), a New York corporation, First Data Communications Corporation (“FDCC”), a Delaware corporation, First Data Resources, Inc. (“FDR”), a Delaware corporation, SY Holdings, Inc. (“SY Holdings”), a Delaware corporation, Call Interactive Holdings LLC (“CI Holdings”), a Delaware limited liability company and First Data Voice Services (formerly known as FDR Interactive Technologies and Call Interactive), a general partnership (the “Partnership”).

RECITALS

WHEREAS, FDRIT (formerly named FDR Interactive Technologies Corporation), while conducting business as an affiliate of American Express Company, a New York corporation (“American Express”) and Ronald A. Katz Technologies Corporation, a California close corporation (“Katzcorp”) heretofore formed the Partnership pursuant to that certain Joint Venture Agreement dated as of May 19, 1988 (the “Original Joint Venture Agreement”); and

WHEREAS, Katzcorp withdrew from the Partnership, on the terms and conditions contained in a certain Redemption Agreement by and among Katzcorp, Ronald A. Katz (“Katz”), FDRIT and the Partnership dated July 7, 1989 (the “Original Redemption Agreement” and as amended, the “Redemption Agreement”); and

WHEREAS, FDCC (formerly named AT&T Interactive Services, Inc.), while conducting business as a subsidiary of Triac Corporation, was admitted as a Partner to the Partnership; and

WHEREAS, in connection with FDCC’s admission to the Partnership (i) the Partnership transferred to FDR certain of the Partnership’s Intellectual Property Rights (as hereinafter defined) as described in Exhibit A hereto, and (ii) immediately after such admission, FDR granted to the Partnership certain non-exclusive licenses with respect to all of such Intellectual Property Rights on the terms and conditions contained in a certain Joint Venture Agreement by and among, FDRIT, American Express, FDCC, American Telephone and Telegraph Company, a New York corporation (“AT&T”) and the Partnership dated August, 2 1989 (the “Joint Venture Agreement”); and

WHEREAS, each of SY Holdings and CI Holdings desires to be admitted as Partners of the Partnership; and

WHEREAS, the parties have agreed that in connection with SY Holding’s admission to the Partnership, SY Holdings shall contribute all of its membership interest in PayPoint Electronic Payment Systems, LLC, a Delaware limited liability company (“PayPoint”) to the Partnership pursuant to a certain Contribution Agreement by and among SY Holdings and the Partnership dated August 20, 2002 (the “Contribution Agreement”); and

WHEREAS, SY Holdings desires to contribute a 44.4% interest in the Partnership to CI Holdings; and

WHEREAS, the parties hereby desire to provide for the contribution of PayPoint to the Partnership, the admissions of SY Holdings and CI Holdings as Partners of the Partnership and the amendment and restatement of the Joint Venture Agreement to specify the rights and obligations of the Partners following such contribution and admissions and to change the name of the Partnership from Call Interactive to First Data Voice Services;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, the parties hereby acknowledge and agree as follows:

A.            Admissions of SY Holdings and CI Holdings.  In consideration of its Capital Contribution described in Section 8.1 below and its covenants contained herein, SY Holdings shall be admitted as a Partner of the Partnership.  In consideration of the contribution by SY Holdings of a 44.4% interest in the Partnership to CI Holdings specified in the Recitals above and its covenants contained herein, CI Holdings shall be admitted as a Partner of the Partnership.  Each of SY Holdings and CI Holdings hereby adopts and agrees to be jointly liable with FDCC and FDRIT for the performance of the Partnership’s debts, obligations and liabilities.

B.            Consent of FDCC and FDRIT.  FDCC and FDRIT hereby approve and consent to the admissions of SY Holdings and CI Holdings to the Partnership on the terms and conditions set forth herein.  The Partnership shall not dissolve or terminate as a result of such admissions but its business shall continue without interruption and without any break in continuity.  Upon each of SY Holdings and CI Holdings execution of this Agreement, SY Holdings contribution of the Capital Contribution specified in Section 8.1 below and SY

Holdings contribution of a 44.4% interest in the Partnership specified in the Recitals above, each of SY Holdings and CI Holdings are hereby admitted to the Partnership as Partners.

C.            Transfer.  Upon admission of SY Holdings to the Partnership, SY Holdings shall contribute to the Partnership all of its membership interest in PayPoint.  The Partners will cause the Partnership to forthwith execute and deliver such additional documents or instruments as may be necessary or appropriate to contribute PayPoint to the Partnership.  The Partners agree that for purposes of Capital Account maintenance the value attributed to PayPoint is $250,000,000.  Upon admission of CI Holdings to the Partnership, the Partners agree that for purposes of Capital Account maintenance the value attributed to CI Holdings’s Capital Account is $250,000,000.

D.            Amendment and Restatement of the Joint Venture Agreement.  FDCC, FDRIT, SY Holdings and CI Holdings hereby amend and restate the Joint Venture Agreement to read in its entirety as follows:

1.             Certain Definitions.

In addition to the other terms defined elsewhere herein, as used herein, unless the context otherwise requires, the following terms shall have the respective meanings set forth below:

1.1           “Adjusted Capital Account Deficit” shall mean, with respect to any Partner, the deficit balance, if any, in such Partner’s Capital Account as of the end of the relevant fiscal year, after giving effect to the following adjustments:

(a)           Credit to such Capital Account any amounts which such Partner is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to Section 1.704-1(b) (2) (ii) (c) of the Regulations (as defined in Section 1.9);

(b)           Debit to such Capital Account the items described in Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6) of  the Regulations.

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

1.2           “Affiliate” shall mean, with respect to any Person, any Person that directly or indirectly through one or more intermediaries has the power to control or is controlled by or under common control with the specified Person.

1.3           “Arbitration” shall mean, in connection with any determination of a reasonable royalty under any license proposed to be granted pursuant to this Agreement, that the amount of such royalty shall be a fair market value royalty, as determined by a panel of three nationally recognized intellectual property appraisers, none of whom shall be affiliated with any Partner or the Partnership, one selected by the contemplated licensor, one selected by the contemplated licensee and the third selected by the first two.

1.4           “Board” shall mean the Board of Directors described in Section 13 hereof.

1.5           “Business Day” shall mean a day other than a Saturday or Sunday or other day on which banks are authorized to close in the City of New York.

1.6           “Business Plan” shall mean the Partnership’s business plan as adopted or amended by the Board from time to time.

1.7           “Capital Account”, when used with respect to any Partner, shall mean the Capital Account maintained for such Partner in accordance with the following provisions:

(a)           To each Partner’s Capital Account there shall be credited such Partner’s Capital Contributions, such Partner’s distributive share of Profits and any items in the nature of income or gain which are specially allocated pursuant to Sections 9.3 and 9.4 hereof, and the amount of any Partnership liabilities assumed by such Partner or which are secured by any property distributed to such Partner;

(b)           To each Partner’s Capital Account there shall be debited the amount of cash and the Gross Asset Value of any property distributed to such Partner pursuant to any provision of this Agreement, such Partner’s distributive shares of Losses (as defined in Section 1.30) and any items in the nature of expenses or losses which are specially allocated, and the amount of any liability of such Partner assumed by the Partner assumed by the Partnership of which are secured by any property contributed by such Partner to the Partnership.

(c)           In the event any interest in the Partnership is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent that it relates to the transferred interest.

(d)           In determining the amount of any liability for purposes of Sections 1.7(a) and 1.7(b) hereof, there shall be taken into account the provisions of Code Section 752(c) and any other applicable provisions of the Code and Regulations.

(e)           The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations.  In the event the Board shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities which are secured by contributed or distributed property or which are assumed by the Partnership or one or more of the Partners), are computed in order to comply with such Regulations, the Board may make such modification, provided that it is not likely to have a material effect on the amounts distributable to any Partner pursuant to Section 14 hereof upon the dissolution of the Partnership.  The Board also shall make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Regulations Section 1.704-1(b).

1.8           “Capital Contributions” shall mean, with respect to any Partner, the amount of money and the initial Gross Asset Value of any property (other than money) contributed to the Partnership with respect to the Partnership Interest held by such Partner pursuant to the terms of this Agreement.

1.9           “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law), and “Regulations” shall mean the Treasury Regulations promulgated under the Code.

1.10         “Computer II Orders” shall mean (i) Amendment of Section 64.702 of the Commission’s Rules and Regulations (Second Computer Inquiry), 77 FCC 2d 384, recon., 84 FCC 2d 50 (1980), further recon., 88 FCC 2d 512 (1981), aff’d sub nom., Computer &

Communications Indus. Ass’n v. FCC, 693 F.2d 198 (D.C. Cir. 1982), cert. denied, 103 S.Ct. 2107 (1983), as supplemented by American Telephone and Telegraph Company:  Provision of Basic Services Via Resale by Separate Subsidiary, FCC Docket No. 83-1375, Report and Order adopted June 11, 1984 and (ii) 47 CFR § 64.702, as any of the foregoing in clause (i) or (ii) may be hereinafter amended, modified or supplemented.  “Computer III Orders” shall mean (i) Amendment of Section 64.702 of the Commission’s Rules and Regulations (Third Computer Inquiry), 104 FCC 2d 958 (1986), as modified on reconsideration by Amendment of Section 64.702 of the Commission’s Rules and Regulations (Third Computer Inquiry Memorandum Opinion and Order on Reconsideration, FCC Docket No. 85-229, FCC No. 87-102 (released May 22, 1987) and as supplemented by Amendment of Section 64.702 of the Commission’s Rules and Regulations (Third Computer Inquiry) Supplemental Notice of Proposed Rulemaking, FCC Docket No. 85-229, Phase II, FCC No. 86-253 (released June, 1986) and Amendment of Section 64,702 of the Commission’s Rules and Regulations (Third Computer Inquiry) Report and Order, FCC Docket No. 85-229, Phase II, FCC No. 87-103 (released May 22, 1987) and (ii) 47 CFR § 64.702, as any of the foregoing in clauses (i) or (ii) may be hereinafter amended, modified or supplemented.

1.11         “Confidential Information” shall mean all oral, written and/or tangible information disclosed by the Partnership or a Partner to the receiving party which is confidential, proprietary and/or not generally available to the public, including, but not limited to, information relating in whole or in part to the Partnership’s present and future products, services, business plans and strategies, marketing ideas and concepts, especially with respect to unannounced products and services, present and future product plans, pricing, volume estimates, financial data, product enhancement information, business plans, marketing plans, sales strategies, customer information (including customers’ applications and environments), market testing information, development plans, specifications, customer requirements, configurations, designs, plans, drawings, apparatus, sketches, software, hardware, data, prototypes, connecting requirements or other technical and business information.  Confidential Information shall also include “Customer Proprietary Network Information” as that term is construed by Federal Communications Commission policies and decisions.  Confidential Information provided by a disclosing party shall remain the property of the disclosing party.

1.12         “Deductions and Losses” shall mean, for each fiscal year or other period, an amount equal to the sum of all items of deduction or loss allowable to the Partnership for such fiscal year or other period as computed for federal income tax purposes except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes, items of deduction or loss attributable to such asset shall be computed based upon such Gross Asset value in accordance with the concepts set forth in Section 1.15, and further, except that any expenditures of the Partnership described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to Section 1.30 shall be included in such Deductions and Losses.

1.13         “Depreciation” shall mean, for each fiscal year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Gross Asset Value of an asset differs from its basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation/amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization or other cost recovery deduction for such year is zero because the asset has a zero tax basis, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Board.

1.14         “Fair Market Value” of a Partnership Interest shall mean (a) the price at which the assets and business of the Partnership, net of all liabilities, would change hands as a going concern, in an arm’s length transaction between a willing buyer and a willing seller, each having reasonable knowledge of the relevant facts and neither being under any compulsion to act with respect to such prospective sale multiplied by (b) that percentage portion of the Partnership Interest which is to be sold or transferred.  “Fair Market Value” of specified assets shall mean the price at which such assets and business, net of all liabilities, would change hands as a going concern, in an arms-length transaction between a willing buyer and a willing seller, each having reasonable knowledge of the relevant facts and neither being under any compulsion to act with respect to such prospective sale.

1.15         “Gross Asset Value” shall mean, with respect to any asset, such asset’s adjusted basis for federal income-tax purposes except as follows:

(a)           The initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the gross fair market value of such asset, as determined by the contributing Partner and the Partnership;

(b)           The Gross Asset Values of all Partnership assets shall be adjusted to equal their respective gross fair market values, as determined by the Board, as of the following times:  (i) the acquisition of an additional interest in the Partnership by any new or existing Partner in exchange for more than a de minimis Capital Contribution; (ii) the distribution by the Partnership to a Partner of more than a de minimis amount of property as consideration for an interest in the Partnership if the Board reasonably determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership; and (iii) the liquidation of the Partnership within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g);

(c)           The Gross Asset Value of any Partnership asset distributed to any Partner shall be the gross fair market value of such asset on the date of distribution;

(d)           The Gross Asset Values of Partnership assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) and Sections 9.3 and 9.4 hereof; provided, however, that Gross Asset Values shall not be adjusted pursuant to this Section 1.15(d) to the extent the Board determines that an adjustment pursuant to Section 1.15(b) is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this Section 1.15(d);

(e)           If the Gross Asset Value of an asset has been determined or adjusted pursuant to Section 1.15(a), 1.15(b) or 1.15(d) hereof, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses; and

(f)            For purposes of allocating Gross Asset Values with respect to Partnership assets, the Board shall make such allocations for all purposes under this Agreement.

1.16         “Income and Gain” shall mean, for each fiscal year or other period, an amount equal to the sum of all items of gross income or gain recognized by the Partnership for such fiscal year or other period as computed for federal income tax purposes except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes, items of income or gain attributable to such asset shall be computed based upon such Gross Asset Value in accordance with the concepts set forth in Section 1.15, except that any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to Section 1.30 shall be added to such Income and Gain.

1.17         “Intellectual Property Rights” shall include:

(a)           All inventions, discoveries and patentable subject matter and all patent rights and all rights, title and interests in all letters patent and applications for letters patent, industrial models, industrial designs, petty patents, patents of importation, utility models, certificates of invention and other government issued or granted indicia of invention ownership including any reissue, division, continuation or continuation-in-part applications throughout the world; and

(b)           All rights, title and interest in all trade secrets and trade secret rights arising under the common law, state law, federal law and laws of foreign countries; and

(c)           All mask works and mask work rights including mask work registration rights and mask work registrations throughout the world; and

(d)           All writings, works and copyrightable subject matter and all copyright rights, and all other literary property and author rights whether or not copyrightable; and all rights, title and interest in all copyrights, copyright registrations, certificates of copyright and copyrighted interests throughout the world; and

(e)           All rights, title and interests in all know-how and show-how throughout the world whether or not protectable by patent, copyright or trade secret law, or as a registered mask work; and

(f)            All trademarks and trademark rights including trademark registration rights arising under the common law, state law, federal law and laws of foreign countries; all rights, title and interests in all trademarks, trademark registrations and trademark interests throughout the world; and all goodwill; and

(g)           All rights under that certain Service Agreement between the Partnership and Franklin V. Barger, Jr. dated June 19, 1989 relating to the acquisition of a certain patent.

1.18         “Licenses” shall mean those certain non-exclusive licenses in substantially the forms attached hereto as Exhibit A-1 granted from FDR to the Partnership.

1.19         “Net Cash From Operations” shall mean the gross cash proceeds from Partnership operations less the portion thereof used to pay or establish reserves for all Partnership expenses, debt payments, capital improvements, replacements and contingencies, all as determined by the Board.  “Net Cash From Operations” shall not be reduced by depreciation, amortization, cost recovery deductions or similar allowances.

1.20         “Net Cash From Sales or Financings” shall mean the net cash proceeds from all sales and other dispositions (other than in the ordinary course of business) and all financings of the Partnership, less any portion thereof used to pay expenses or establish reserves, all as determined by the Board.  Such net cash proceeds shall also be reduced by repayments of debt principal, which, by its terms, is required to be paid upon such sale or financing, whether or not secured by the Partnership property being sold or refinanced.  “Net Cash From Sales or Financings” shall include all principal and interest payments with respect to any note or other obligation received by the Partnership in connection with sales and other dispositions (other than in the ordinary course of business) of Partnership property.

1.21         “Nonrecourse Deductions” shall have the meaning set forth in Section 1.704-2(b)(1) of the Regulations.  The amount of Nonrecourse Deductions for a Partnership fiscal year shall equal the net increase, if any, in the amount of the Partnership Minimum Gain during that fiscal year, determined according to the provisions of Section 1.704-2(d) of the Regulations.

1.22         “Partner Nonrecourse Debt” shall have the meaning set forth in Regulations Section 1.704-2(b)(4).

1.23         “Partner Nonrecourse Deductions” shall have the meaning set forth in Regulations Section 1.704-2(c).

1.24         “Partners” shall mean CI Holdings, FDCC, FDRIT, and SY Holdings.  “Partner” means any one of the Partners.

1.25         “Partnership” shall mean the general partnership existing pursuant to this Amended and Restated Agreement and the Persons continuing the business of the Partnership in the event of dissolution as herein provided.

1.26         “Partnership Interest” shall mean any interest of a Partner in the Partnership, including the right of such Partner to benefits to which it may be entitled under, and the obligations of such Partner to comply with, all the terms and provisions of this Agreement.  “Percentage Interest” shall mean 44.4% in the case of CI Holdings, 11.1% in the case of SY Holdings, and 22.25% in the cases of both FDCC and FDRIT, reduced by the amount, if any, of the Partnership Interest transferred to transferees.

1.27         “Partnership Minimum Gain” shall have the meaning set forth in Section 1. 704-2(b) (2) of the Regulations .

1.28         “Person” shall mean any individual, corporation, partnership, firm, joint venture, association, trust, joint-stock company, unincorporated organization or other entity.

1.29         “Personnel” shall mean the directors, officers, employees (other than strictly clerical or secretarial employees), partners, representatives and advisors of a Person and its Affiliates.

1.30         “Profits” and “Losses” shall mean, for each fiscal year or other period, an amount equal to the Partnership’s taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(a)           Any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this Section 1.30 shall be added to such taxable income or loss.

(b)           Any expenditures of the Partnership described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this Section 1.30 shall be subtracted from such taxable income or loss;

(c)           In the event the Gross Asset Value of any Partnership asset is adjusted pursuant to Section 1.15(b) or Section 1.15(c) hereof, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

(d)           Gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

(e)           In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year or other period, computed in accordance with Section 1.13 hereof; and

(f)            Notwithstanding any other provision of this Section 1.30, any items which are specially allocated pursuant to Sections 9.4 and 9.5 hereof shall not be taken into account in computing Profits or Losses.

1.31         “Representative” shall mean any individual designated by a Partner to act on behalf of such Partner in accordance with the terms of this Agreement, and the term “Representatives” shall mean any two or more individuals so designated.

2.             Formation.

The Partnership was formed as of May 19, 1988.  The Partnership shall be governed by the Partnership Law of the State Of Delaware.  The Partnership Interests of the Partners are, and shall be, subject to all of the terms and conditions of this Agreement.

3.             Name.

The business of the Partnership shall be conducted under the firm name of “First Data Voice Services,” or such other name or names as the Partners shall hereafter from time to time determine.  The firm name and any trade or service names, marks, emblems, or logos owned by the Partnership shall be the exclusive property of the Partnership and no Partner shall have any right to use, and each Partner agrees not to use, any of said names, marks, emblems or logos other than on behalf of the Partnership.

4.             Term.

The Partnership commenced as of May 19, 1988, and shall continue in perpetuity until terminated as herein provided.

5.             Principal Offices.

The principal office of the business of the Partnership shall be at Omaha, Nebraska, or at such other or additional place or places as the Board shall from time to time determine.

6.             Purpose.

The purpose and scope of the business of the Partnership is to own, operate, develop and exploit one or more services (the “Services”) which will permit businesses and consumers to utilize telephones to communicate with computer equipment in order to permit business-to-consumer and business-to-business interactive applications requiring voice and data communications data processing and data base services; provided, however, that such purpose and scope does not include activities which would violate the restrictions on program content set forth in the Premium Billing Agreement between AT&T and the Partnership effective March 13, 1989.  The Services shall utilize a network of telephone lines associated with automated voice processing equipment capable of operating in an interactive environment (a “System”).  The Partnership shall initially conduct its business in the United States; however, worldwide exploitation of the Services and System, whether by the Partnership directly or through licenses, joint ventures or other arrangements is within the scope of the Partnership’s business.  The Partnership shall also conduct its business through PayPoint and conducting such business, whether by the Partnership directly or through licenses, joint ventures or other arrangements, is within the scope of the Partnership’s business.

7.             Other Business Activities of Partners.

Provided that the actions of a Partner or its Affiliates do not constitute a breach of the provisions of this Agreement, any Partner or any Affiliate thereof, alone or in combination with others, may, without any duty to the Partnership or the other Partners or any Affiliate thereof, and without incurring any liability or obligation to the Partnership or the other Partners or any Affiliate thereof, engage in any activities or businesses, whether or not competitive with the business activities of the Partnership, and neither the Partnership nor any

Partner or any Affiliate thereof shall have any right to the disclosure of information in respect thereof, to participate therein or to derive any income or profits therefrom.  It is acknowledged that any Partner or any Affiliate thereof may develop, market, or provide services or products to or for Persons that are competitors or customers or potential customers of the Partnership or under circumstances that are otherwise competitive with the business activities of the Partnership and may learn of business opportunities for the provision of a product or service similar to any provided by the Partnership otherwise than from the Partnership in connection with such activities.

8.             Capital Contributions; Loans.

8.1           Initial Capitalization.  FDRIT and FDCC have heretofore made certain Capital Contributions to the Partnership.  SY Holdings shall contribute all of its membership interest in PayPoint to the Partnership.  The contribution of PayPoint to the capital of the Partnership shall be treated as a contribution by SY Holdings in the amount of $250,000,000.  SY Holdings shall contribute a 44.4% interest in the Partnership to CI Holdings.  After the contribution of  a 44.4% interest in the Partnership by SY Holdings to CI Holdings, CI Holdings shall be treated as having made a contribution to the capital of the Partnership in the amount of $200,000,000.

8.2           Additional Capital Contributions.

(a)           In addition to the Capital Contribution described in Section 8.1, CI Holdings, FDCC, FDRIT, and SY Holdings may, from time to time, make such additional Capital Contributions, in amounts in proportion to their Percentage Interests, in cash, as shall be specified by the Board in accordance with the provisions of the Partnership’s budget and business plan approved by the Board.

8.3           Loans to Partnership.  To the extent the funds of the Partnership shall be inadequate from time to time, the Partnership shall attempt to obtain such funds by borrowings from such Persons and on such terms and conditions as shall be determined by the Board in accordance with the provisions of the Partnership’s budget and business plan approved by the Board.

8.4           Further Contributions, Withdrawals, etc.

8.4.1                Except as may be set forth in Section 8.1 hereof, no partner shall have any obligation, right or ability to make any Capital Contributions or cause loans to be made to the Partnership, without the consent of the other Partners.

8.4.2                Except as otherwise provided in this Agreement, no Partner shall withdraw any Capital Contribution without the consent of all Partners.

8.4.3                Except as may be provided in one or more separate written agreements between the Partnership and a Partner or any of its Affiliates no Partner shall receive any interest, salary or drawing with respect to its Capital Contributions or its Capital Account or be entitled by reason of this Agreement to any payment for services rendered on behalf of the Partnership or otherwise in its capacity as Partner.

9.             Allocations.

9.1           Allocations of Deductions and Losses.  After giving effect to the special allocations set forth in Sections 9.3 and 9.4 hereof, Deductions and Losses for any fiscal year shall be allocated in accordance with each Partner’s Percentage Interest.

9.2           Allocations of Income and Gain.  After giving effect to the special allocations set forth in Sections 9.3 and 9.4 hereof, Income and Gain for each fiscal year, shall be allocated to each Partner in accordance with the Percentage Interests.

9.3           Special Allocations.

(a)           Except as provided in Section 9.3(c) hereof, in the event that any Partner unexpectedly receives any adjustments, allocations or distributions described in Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) of the Regulations, items of Partnership income and gain shall be specially allocated to each such Partner in an amount and manner sufficient to as quickly as possible eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Partner created by such adjustments, allocations and distributions.

(b)           Except as provided in Section 9.3(c) hereof, in the event any Partner has a deficit Capital Account at the end of any Partnership fiscal year which is in excess of the sum of (i) the amount such Partner is obligated to restore pursuant to any provision of this Agreement, and (ii) the amount such Partner is deemed to be obligated to restore pursuant to Regulations Section 1.704-1(b)(2)(ii)(c), each such Partner shall be specially allocated items of Partnership income and gain in the amount of such excess as quickly as possible.

(c)           Notwithstanding any other provision of this Section 9, if there is a net decrease in Partnership Minimum Gain during any Partnership fiscal year, each Partner who would otherwise have an Adjusted Capital Account Deficit at the end of such year shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount and manner sufficient to eliminate such Adjusted Capital Account Deficit as quickly as possible.  The items to be so allocated shall be determined in accordance with Section 1.704-2(f) of the Regulations.  This Section 9.3(c) is intended to comply with the minimum gain chargeback requirement in such Section of the Regulations and shall be interpreted consistently therewith.

(d)           Nonrecourse Deductions for any fiscal year or other period shall be allocated in accordance with the Percentage Interests.

(e)           Partner Nonrecourse Deductions and attendant chargebacks of income and gain attributable to reductions in any Partner’s share of minimum gain attributable to Partner Nonrecourse Debt shall be allocated in accordance with Regulations Section 1.704-2(g).

(f)            To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations Section 1.704-1 (b) (2) (iv) (m), to be taken into account in determining Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Regulations.

(g)           In the event that any interest in the Partnership is sold, assigned or transferred during any accounting period, Profits, Losses, each item thereof and all other items attributable to such interest for such period shall be divided and allocated between the transferor and the transferee by taking into account their varying interests during the period in accordance with Code Section 706(d), using any convention permitted by law and selected by the Board.

9.4           Curative Allocations.  The allocations set forth in Sections 9.3(a), 9.3(b), 9.3(c), 9.3(d), 9.3(e) and 9.3(f) hereof (the “Regulatory Allocations”) are intended to comply with certain requirements of Regulations Section 1.704-1(b).  Notwithstanding any other provision of this Section 9 (other than the Regulatory Allocations), the Regulatory Allocations shall be taken into account in allocating other Profits, Losses and items of income, gains, loss and deduction among the Partners so that, to the extent possible, the net amount of such allocations of other Profits, Losses and other items and the Regulatory Allocations to each Partner shall be equal to the net amount that would have been allocated to each such Partner if the Regulatory Allocations had not occurred.

9.5           Tax Allocations:  Code Section 704(c) and Reverse Section 704(c) Allocations.

9.5.1                Income, gains, losses and deductions with respect to any property (other than money) contributed to the capital of the Partnership shall, solely for tax purposes, be allocated among the Partners so as to take account of any variation between the adjusted basis of such property to the Partnership for federal income tax purposes and its initial Gross Asset Value (computed in accordance with Section 1.15(a) hereof) in accordance with Code Section 704(c) and the Regulations promulgated thereunder as in effect at the time the property was contributed.

9.5.2                In the event the Gross Asset Value of any Partnership asset is adjusted pursuant to Section 1.15(b) hereof, subsequent allocations of income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations promulgated thereunder as in effect at the time such Gross Asset Value is adjusted.

9.5.3                Any elections or other decisions relating to such allocations shall be made by the Board in any manner that reasonably reflects the purpose and intention of this Agreement.  Allocations pursuant to this Section 9.5 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Partner’s Capital Account or share of Profits, Losses, other items or distributions pursuant to any provision of this Agreement.

10.           Distributions.

10.1         General.  All distributions, other than in connection with the winding up of the Partnership subject to Section 14 shall be governed by this Section 10.

10.2         Net Cash From Operations.  The Partnership shall make distributions of Net Cash From Operations only if, when and to the extent the Board so determines.  Distributions of Net Cash From Operations shall be distributed to each Partner in accordance with the Percentage Interests.

10.3         Timing of Distributions.  Distributions of Net Cash From Operations shall be made not later than two and one half months following the close of the taxable year, unless otherwise determined by the Board in its sole discretion.  Distributions made pursuant to Section 10.5 shall be governed by that Section.

10.4         Distributions Among Partners.  In the event that any or all of a Partnership Interest is sold, assigned or transferred during any accounting period, all distributions on or before the date of such transfer shall be made to the transferor, and all distributions thereafter shall be made to the transferee.  Solely for purposes of making such allocations and distributions, the Partnership shall recognize such transfer not later than the end of the calendar month during which it is given notice of such transfer, provided that if the Partnership does not receive a notice stating the date such Partnership Interest was transferred and such other information as the Board may reasonably require within thirty (30) days after the end of the accounting period during which the transfer occurs, then all of such items shall be allocated, and all distributions shall be made, to the Person who, according to the books and records of the Partnership, on the last day of the accounting period during which the transfer occurs, was the owner of the Partnership Interest.  No Person shall incur any liability for making allocations and distributions in accordance with the provisions of this Section 10.4, whether or not the Board or the Partnership has knowledge of any transfer of ownership of any Partnership Interest.

10.5         Net Cash From Sales or Financings.  Net Cash From Sales or Financings shall be distributed to the Partners, at such times as may be determined by the Board, to each Partner in accordance with the Percentage Interests.  The provisions of this Section 10.5 shall not apply to any sale which terminates the Partnership.  The proceeds of any such sale shall be distributed in accordance with Section 14 hereof.

11.           Restrictions on Sale and Transfer of Partnership Interests.

11.1         General.  No Partnership Interest shall be sold or transferred, directly or indirectly, whether by gift, pledge or otherwise, by any Partner except pursuant to the provisions of this Agreement.  Any sale, transfer or assignment of any Partnership Interest, other than in compliance with the provisions of this Agreement, shall be void, and the Partnership shall not recognize the sale, transfer or assignment of any such Partnership Interest.

11.1.1              A Partner may sell or transfer any or all of its Partnership Interest by selling or transferring such Partnership Interest to an Affiliate, provided that such

Affiliate (or its business units) do not provide or intend to provide services or products competitive with the Partnership’s actual or proposed services or products, provided further, that such Affiliate, prior to such sale or transfer, becomes a party to this Agreement and agrees to be bound by the terms and conditions hereof and, provided further, that no such sale or transfer shall be made without the consent of the Board if it would cause a termination of the Partnership for federal income tax purposes pursuant to Section 708 of the Code.  Upon becoming a party to this Agreement, such Affiliate shall be substituted fully for, and shall enjoy the same rights and be subject to the same obligations as, its predecessor hereunder; provided, however that each Partner agrees to guarantee the performance of all obligations of such Affiliate under this Agreement.

11.2         Sale and Transfer to Third Parties:  Right of First Refusal.  Any Partner (the “Offering Partner”) desiring to sell or transfer any Partnership Interest, other than pursuant to the provisions of Section 11.1.1 hereof, shall give written notice thereof (the “Offering Notice”) to the Partnership and to each Partner.  The Offering Notice shall state (i) the portion of the Partnership Interest to be sold or transferred (the “Offered Partnership Interest”), (ii) the name of the Person (the “Prospective Partner”) to whom the Offering Partner desires to sell or transfer such Offered Partnership Interest, (iii) the price of the Offered Partnership Interest to be paid by the Prospective Partner, which price must be payable in cash, (iv) that, subject to this Agreement, the proposed purchase of the Offered Partnership Interest shall be consummated on the first Business Day which occurs sixty (60) days after the date of expiration of the option contained in Section 11.2.2, and (v) that the offer of the Prospective Partner has been accepted by the Offering Partner subject to the rights of the other Partner contained in this Agreement.

11.2.1              The Offering Notice shall be accompanied by a certificate of the Prospective Partner stating that (i) its offer to purchase the Offered Partnership Interest has been approved by its board of directors (or the equivalent if the Prospective Partner is not a corporation), (ii) the description of its offer contained in the Offering Notice is complete and accurate, (iii) it is aware of the rights of the other Partners contained in Section 11.2.2 of this Agreement, and (iv) prior to the purchase of any Offered Partnership Interest by the Prospective Partner it will become a party to this Agreement and agree to be bound by the terms and conditions hereof.

11.2.2              For a period of thirty (30) days after receipt of the Offering Notice and certificate referred to in Section 11.2.1 hereof, the other Partners may elect to purchase all of the Offered Partnership Interest.  An option to purchase hereunder shall be exercised by delivering notice to such effect, prior to the expiration of such option, to the Offering Partner.  Each purchase of an Offered Partnership Interest hereunder shall be on the same terms and conditions, contained in the Offering Notice, on which the Prospective Partner has agreed to purchase the Offered Partnership Interest and shall take place at the offices of the Partnership on the date specified in the Offering Notice (as such date may be extended in order to obtain any necessary governmental approvals).  On such date the Offering Partner shall deliver an instrument, in form and substance satisfactory to the transferee and the Partnership, assigning the appropriate Partnership Interest to the transferee, against payment therefor, free and clear of all security interests, liens, claims and encumbrances.  After such date the Offering Partner shall not sell or transfer any Offered Partnership Interest or any other Partnership Interest without again complying with the provisions of this Section 11, provided that the Offering

Partner shall not be required to re-offer any Offered Partnership Interest to any Partner whose failure to purchase such Offered Partnership Interest on such date in accordance with an option exercised by it caused such Offered Partnership Interest to again become subject to this Section 11.  Notwithstanding any provision of this Section 11 to the contrary, if, as a result of the exercise of any option referred to herein, there would otherwise be only one Partner, such Partner may designate another Person to purchase the Offered Partnership Interest.

11.2.3              In the event that a Partner shall not exercise the option contained in Section 11.2.2, the Offering Partner shall be free, up to and including the date specified in the Offering Notice (as such date may be extended in order to obtain any necessary governmental approvals), to sell or transfer the Offered Partnership Interest to the Prospective Partner in accordance with the terms set forth therein, provided that such Prospective Partner shall become a party to this Agreement.  After such date the Offering Partner shall not sell or transfer any other Partnership Interest without again complying with the provisions of this Section 11.

12.           Books and Records; Compliance with Laws.

12.1         Complete Books and Accounts.  The Partnership shall keep or cause to be kept full and complete books of account in which shall be entered fully and accurately each transaction of the Partnership.

12.2         Place Maintained; Accounting Principles.  All such books of account shall at all times be maintained at such principal place of business of the Partnership as shall be designated by the Board, where they shall be open to the inspection and examination of the Partners or their Representatives during the Partnership’s reasonable business hours.  Any

Partner may, at its option and at its own expense, conduct internal audits of the books, records and accounts of the Partnership.  Audits may be on either a continuous or a periodic basis, or both, and may be conducted by employees or agents of the Partner conducting an audit.  For accounting purposes, all books and records of the Partnership shall be kept in accordance with generally accepted accounting principles, on an accrual basis of accounting with an annual accounting period ending December 31, except for the final accounting period which shall end on the date of the final dissolution or termination of the Partnership.  For purposes of the Partners’ respective rights and obligations under this Agreement, however, the values of the Partnership property, computations of Profits, Losses, income, gains, losses and deductions and the Partners’ Capital Accounts shall be maintained in accordance with Section 1 of this Agreement.

12.3         Reporting Requirements.  The Partnership shall prepare or cause to be prepared and shall deliver to each Partner such financial statements and other financial information as the Board of Directors shall determine from time to time.

12.4         Compliance with Laws.  The Partnership will use its best efforts to comply with all laws and governmental rules and regulations (whether foreign, federal, state or local) applicable to its business and operations and, in connection therewith, to obtain and make, respectively, all governmental approvals and filings necessary to carry on the business and operations of the Partnership including without limitation all governmental approvals and filings necessary to be obtained or made in connection with the development, marketing and provision of the Partnership’s products and Services.

12.5         Bank Accounts.  All funds of the Partnership shall be deposited in the Partnership’s name in such bank account or accounts as may be designated by the chief executive officer.  Withdrawals from any such bank account or accounts shall be made only in the regular course of the business of the Partnership.  All withdrawals shall be made upon the signature of such individual or individuals as the Board shall determine.

12.6         Tax Matters Partner.  FDRIT shall be the tax matters partner for filing all tax returns of the Partnership and representing the Partnership in all administrative proceedings with the Internal Revenue Service, and shall notify CI Holdings, FDCC and SY Holdings of any audit or other tax matter of which it is notified or becomes aware; provided, however, that the tax matters partner shall not have the right, without the consent of CI Holdings, FDCC and SY Holdings, which shall not be unreasonably withheld or delayed, to (i) extend any statute of limitations with respect to the Partnership or any Partner in any tax matter, or (ii) agree to any settlement of any tax matter affecting the Partnership or any Partner.  All reasonable expenses incurred by FDRIT in its capacity as the tax matters partner of the Partnership shall be expenses of the Partnership.  CI Holdings, FDCC and SY Holdings shall have the right, at their discretion and at their own expense, to participate with and consult with the tax matters partner in the conduct of any tax audit or other legal proceeding involving tax matters.

13.           Management of the Partnership.

13.1         General.  Each Partner agrees that except as otherwise expressly provided in this Agreement, the powers of the Partnership shall be exercised by or under the authority of, and the business and affairs of the Partnership shall be managed under the direction of, a Board of Directors (the “Board”) as described herein.  Except as otherwise set forth in this

Agreement, any action to be taken or approved by the Board hereunder must be taken or approved by a majority vote of the Board and any action so taken or approved shall constitute the act of the Board.

13.2         Board of Directors.  The Board of Directors shall be composed of one or more persons (each, a “Director”), the number of such Directors to be determined from time to time by a majority vote of the Partners.  The members of the Board of Directors shall be elected by a majority vote of the Partners.

13.3         Meetings of the Board.  The Board shall hold regular meetings at such time and place as shall be determined by the Board.  Special meetings of the Board may be called at any time by any Board member.  Except as otherwise determined by the Board, all special and regular meetings of the Board shall be held at such place or places as shall be designated by the Board from time to time and may be held through the use of conference telephone or other similar communications facilities.  A quorum for any meeting of the Board shall consist of at least 50% of the Board members.  No action may be taken by the Board unless such quorum is present.  The majority vote of those present at a meeting duly called at which such a quorum of the Board is present shall be required for any act or decision of the Board.

13.3.1              Each Board member shall have one vote in all matters presented to the Board for decision or approval.

13.3.2              No notice shall be required with respect to any regular or special meeting of the Board.

13.3.3              Any action required or permitted to be taken by the Board may be taken without a meeting, if all Board members consent in writing to such action.  Such consent shall have the same effect as an approval of the Board.

13.4         Matters Reserved to the Board.  The Board shall from time to time determine which actions may be taken by the officers of the Partnership (within such general or specific limits as may be determined by the Board) only if the Board has approved the action in question.

13.5         Officers.  The officers of the Partnership shall include such officers as may from time to time be determined by the Board to be necessary or advisable in the conduct of the affairs of the Partnership.  The officers of the Partnership shall be elected and shall be subject to removal without cause by the Board.  All officers shall have the powers and responsibilities described herein or by resolution of the Board, shall serve for the term described herein or in any such resolution and shall comply in all other respects with the provisions thereof from time to time in effect.  In the event of any conflict between an officer’s powers and responsibilities as described herein or as described in a resolution of the Board, the provisions of this Agreement shall control.

13.6         Indemnification. The Partnership shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action, suit or proceeding by or in the right of the Partnership), by reason of the fact that the person is or was a Director, officer or employee of the Partnership, or is or was a Director, officer or employee of the Partnership serving at the request of the Partnership as a director, officer, employee, or agent of another company, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with their defense of such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Partnership, and, with respect to any criminal action, suit or proceeding, had no reasonable cause to believe their conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the Partnership and, with respect to any criminal action, suit or proceeding, had no reasonable cause to believe his conduct was unlawful.

13.6.1              Prepayment of Expenses.  The Partnership shall pay the actual and reasonable expenses incurred in investigating or defending a threatened or pending action, suit or proceeding, in advance of its final disposition if the Partnership, at its discretion, determines that the person likely will satisfy the requirements of Section 13.6 and upon the receipt of an undertaking satisfactory to the Partnership, which may require that such undertaking include a bond, security interest, or other security for such undertaking, by or on behalf of such person to repay such amount if it shall ultimately be determined that the person is not entitled to be indemnified by the Partnership hereunder.

13.6.2              Exercise of Powers.  Any indemnification under this Section 13.6 (unless ordered by a court) shall be made by the Partnership only as authorized in the specific case upon a determination that indemnification of the officer or employee is proper in the circumstances because the person has met the applicable standard of conduct set forth in this Section 13.6. Such determination shall be made by a majority vote of the members. The exercise of the power to indemnify and advance expenses by the Partnership pursuant to this Section 13.6 shall not be deemed to limit any other exercise or restriction of such powers by the Partnership. Any repeal or modification of this Section 13.6 shall not adversely affect any right or protection of any person in respect to any act or omission occurring prior to the time of such repeal or modification.

13.6.3              Survival of Indemnification and Advancement of Expenses.  The indemnification and advancement of expenses provided by, or granted pursuant to this Section 13.6 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be an officer or employee and shall inure to the benefit of the heirs, executors and administrators of such a person.

13.6.4              Insurance.  The Partnership, or an affiliated entity on behalf of the Partnership, may purchase and maintain insurance on behalf of any person who is or was an officer or employee of the Partnership or is or was an officer or employee of the Partnership serving at the request of the Partnership as an officer, employee or agent of another company, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against and incurred by such person in any such capacity, or arising out of their status as such, whether or not the Partnership would have the power or the obligation to indemnify the person against such liability under the provisions of any agreement.

13.6.5              Applicable Law.  The rights granted under this Section 13.6 shall be limited to the extent any applicable laws limit such rights to indemnity or the power to indemnify.

13.6.6              Certain Definitions.  For purposes of this Section 13.6 the following definitions shall apply:

“Acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Partnership and, with respect to any criminal action, suit or proceeding, had no reasonable cause to believe their conduct was unlawful” shall include, but not be limited to, actions based on the following information from the Partnership or other company, corporation, partnership, joint venture, trust, employee benefit plan, or enterprise to which the person is or was serving at the request of the Partnership (for purposes of this definition only, an “Enterprise”): records or books of account of the Partnership or Enterprise, information supplied by an officer of the Partnership or Enterprise in the course of their duties, advice of legal counsel for the Partnership or Enterprise, or information or records given or reports made to the Partnership or Enterprise by an independent certified public accountant, appraiser or other expert selected with reasonable care by the Partnership or Enterprise.

“Fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan.

“Not opposed to the best interest of the Partnership” shall include actions taken in service to an employee benefit plan that the person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan.

14.           Retirement; Termination and Winding-Up of Partnership.

14.1         No Retirement.  Except as specifically permitted in this Section 14, the Partners agree not to retire from the Partnership or to do anything that would otherwise terminate the Partnership without the prior written consent of the other Partners.  For the purposes of this Section 14, the term “retirement” shall include a dissolution of a Partner but shall not include a transfer of a Partnership Interest in accordance with Section 11 hereof.

14.2         Right to Continue Business.  Upon the filing of a voluntary or involuntary petition in bankruptcy by or against a Partner, or in the event of the retirement of a Partner, the Partnership shall be terminated on the 30th day after the occurrence of such event (“Terminating Event”) unless prior thereto the other Partners elect to continue the business of the Partnership.

14.3         Termination and winding-up.  In the event that the other Partners do not elect to continue the business of the Partnership, then upon dissolution and termination of the Partnership, the following shall be accomplished:

14.3.1              The financial officers of the Partnership shall be directed to prepare a balance sheet of the Partnership in accordance with generally accepted accounting principles as of the date of dissolution, which shall be reported upon by the chief financial officer of each Partner.  The fair market value of the assets of the Partnership (defined for this purpose as the price at which the assets would change hands in an arm’s length transaction between a willing buyer and a willing seller, each having reasonable knowledge of the relevant facts) shall be determined by the Partners.

14.3.2              The assets of the Partnership shall be liquidated by the Partners as promptly as possible, but in an orderly and businesslike manner so as not to involve undue sacrifice.

14.3.3              The proceeds of sale of all or substantially all of the property of the Partnership and all other assets of the Partnership to be liquidated shall be applied and distributed as follows, and in the following order of priority:

(a)           First, to the payment of all debts and liabilities of the Partnership (including debts and liabilities owing to a Partner or Affiliate of a Partner) and the expenses of liquidation not otherwise adequately provided for;

(b)           Second, to the setting up of any reserves which the Board determines are reasonably necessary for any contingent unforeseen liabilities or obligations of the Partnership or of the Partners arising out of, or in connection with the Partnership;

(c)           The balance, if any, to the Partners, in accordance with positive Capital Account balances, as of the date of such distribution, after giving effect to all Capital Contributions, distributions and allocations for all periods, including the period during which such distribution occurs;

(d)           For purposes of computing each Partner’s Capital Account and distributing assets of the Partnership in kind to the Partners, the Partnership shall be deemed to have sold all of its assets, with the resulting gains or losses allocated in accordance with this Agreement, and paid all of its liabilities.

14.3.4              If the reserves set up in accordance with subsection 14.3.3(b) hereof are inadequate for any reason and the Partnership cannot pay all of its liabilities or obligations, including without limitation its obligations to the Partners or their Affiliates, then each Partner shall be obligated to contribute to the Partnership an amount equal to the negative balance, if any, in their respective Capital Accounts; provided, however, no Partner shall be obligated to make any contribution to fund the payment of any obligation of the Partnership, the express terms of which waived all rights of recourse against the Partners.  If such reserves are greater than required for satisfaction of the liabilities and obligations of the Partnership, then such excess shall be distributed in accordance with the provisions of Section 14.3.3 hereof.

14.3.5              The Partnership shall terminate when all property and assets owned by the Partnership which are to be liquidated shall have been disposed of, and the net sale proceeds, after payment of or provision for the amounts specified in subsection 14.3.3(a) and 14.3.3(b) hereof and any assets to be distributed in kind shall have been distributed to the Partners as provided herein.

15.           Miscellaneous.

15.1         Notices.  Any notice or communication required hereunder shall be in writing and either delivered personally to an officer of the addressee or mailed first class, certified or registered, postage prepaid, and shall be deemed to be given, dated and received when actually received at the following address (or to such other address or addresses as such Person may subsequently designate by notice given hereunder):

If to FDRIT:	FDR Interactive Technologies Corporation
6200 South Quebec Street
Greenwood Village, Colorado 80111

If to FDCC:	First Data Communications Corporation
6200 South Quebec Street
Greenwood Village, Colorado 80111

If to SY Holdings:	SY Holdings, Inc.
6200 South Quebec Street
Greenwood Village, Colorado 80111

If to CI Holdings:	Call Interactive Holdings LLC
6200 South Quebec Street
Greenwood Village, Colorado 80111

A copy of each notice given hereunder shall also be given to the Partnership c/o General Counsel’s Office, 10825 Old Mill Road, Omaha, Nebraska 68154.

15.2         Entire Agreement.  This Agreement (including its exhibits) constitutes the entire agreement between the parties with respect to the subject matter hereof.  No officer, employee or representative of any of the parties has any authority to make any representation or promise not contained in this Agreement (including its exhibits), and no party has executed this Agreement in reliance on any representation or promise not contained herein, including, without limitation, any representation or promise as to the admissibility of any oral representation or agreement.  There are no restrictions, promises, warranties, covenants or undertakings other than those expressly set forth herein, including the exhibits to this Agreement.  No party hereto shall be bound by any communications with respect to the subject matter hereof unless such communications bear a date subsequent to the date hereof and have been duly and validly executed and delivered by such party in accordance with the provisions of Paragraph 15.1 hereof.

15.3         Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

15.4         Assurances.  Each of the parties hereby agrees to execute and deliver all such other and additional instruments and documents and to do all such other acts and things as may be necessary to more fully effectuate this Partnership, carry on the Partnership’s business and effectuate this Agreement.

15.5         Gender of Pronouns.  All pronouns and all variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the Person may require.

15.6         No Waiver, etc.  No delay on the part of any party in exercising any right hereunder shall operate as a waiver thereof, nor shall any waiver, express or implied, by any party of any right hereunder or of any failure to perform or breach hereof by any other party constitute or be deemed a waiver of any other right hereunder or of any other failure to perform or breach hereof by the other parties, whether of a similar or dissimilar nature thereof,  No waiver of any term, provision or condition of this Agreement shall be valid unless in writing and signed by the party agreeing to such waiver.

15.7         No Release of Liability.  Termination of the Partnership for any cause shall not release any party from any liability which at the time of termination had already accrued or which thereafter may accrue in respect of any act or omission prior to such termination.

15.8         Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction only, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

15.9         Choice of Law.  This Agreement is governed by and interpreted in accordance with the laws of the State of New York, without regard to principles of conflicts of laws.

15.10       Expenses.  Each party shall be responsible for and shall pay its expenses in connection with the negotiation and execution of this Agreement.

15.11       No Assignment.  Except as expressly provided in this Agreement, no party shall have the right or power to assign its rights under this Agreement or delegate its obligations hereunder without the prior written consent of the other parties.  Subject to the foregoing restriction, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties.

15.12       Headings.  The descriptive headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

15.13       Amendments.  This Agreement may be modified only by an agreement in writing signed by all parties.

15.14                     No Third Party Rights.  Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

15.15                     Amendment Upon Change in Regulations.  Upon the advice of the Partnership’s counsel or accountants that, by reason of any amendment to the Regulations, the provisions contained in Sections 1, 8, 9, 10 or 14 of this Agreement are unlikely to be given effect for federal income tax purposes, the parties agree to negotiate in good faith to amend this Agreement as necessary to include provisions which will be given effect for federal income tax purposes while achieving substantially the same economic results as are provided for herein.

15.16                     Effective Dates.  The effective date for the amendment to this Agreement to give effect to the contribution by SY Holdings shall be October 2, 2002.  The effective date for the amendment to this Agreement to give effect to the transfer by SY Holdings of a 44.4% interest to CI Holdings shall be October 3, 2002.  The effective date for the change of the name of the Partnership to First Data Voice Services shall be March 1, 2003.

16.                                 General Provisions.

16.1                           Entire Agreement.  This Agreement (including its exhibits) constitutes the entire agreement between the parties with respect to the subject matter hereof.  No officer, employee or representative of any of the parties has any authority to make any representation or promise not contained in this Agreement (including its exhibits), and no party has executed this Agreement in reliance on any representation or promise not contained herein, including, without limitation, any representation or promise as to the admissibility of any oral representation or agreement.  There are no restrictions, promises, warranties, covenants or undertakings other than those expressly set forth herein, including the exhibits to this Agreement.  No party hereto shall be bound by any communications with respect to the subject matter hereof unless such communications bear a date subsequent to the date hereof and have been duly and validly executed and delivered by such party.

16.2                           Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

16.3                           No Waiver, Etc.  No delay on the part of any party in exercising any right hereunder shall operate as a waiver thereof, nor shall any waiver, express or implied, by any party of any right hereunder or of any failure to perform or breach hereof by any other party constitute or be deemed a waiver of any other right hereunder or of any other failure to perform or breach hereof by the other parties, whether of a similar or dissimilar nature thereof.  No waiver of any term, provision or condition of this Agreement shall be valid unless in writing and signed by the party agreeing to such waiver.

16.4                           Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction only, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

16.5                           Choice of Law.  This Agreement is governed by and interpreted in accordance with the laws of the State of New York, without regard to principles of conflicts of laws.

16.6                           Expenses.  Each party shall be responsible for and shall pay its expenses in connection with the negotiation and execution of this Agreement.

16.7                           No Assignment.  Except as expressly provided in this Agreement, no party shall have the right or power to assign its rights under this Agreement or delegate its obligations hereunder without the prior written consent of the other Partners.

16.8                           Headings.  The descriptive headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

16.9                           Amendments.  This Agreement may be modified only by an agreement in writing signed by all parties.

16.10                     No Third Party Rights.  Nothing in this Agreement, express or implied, is intended to confer on any person or entity other than the parties or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the day and year first above written.

PARTNERS:		PARTNERSHIP:

FDRIT:

FDR Interactive Technologies Corporation		First Data Voice Services

By	/s/ Stanley J. Andersen	By	/s/ Joseph C. Mullin
Name:	Stanley J. Andersen	Name:	Joseph C. Mullin
Title:	Vice President & Assistant Sec.	Title:	Assistant Secretary

FDCC:

First Data Communications Corporation

By	/s/ Joseph C. Mullin
Name:	Joseph C. Mullin
Title:	Assistant Secretary

SY Holdings:

SY Holdings, Inc.

By	/s/ Stanley J. Andersen
Name:	Stanley J. Andersen
Title:	Vice President & Assistant Secretary

CI Holdings:

Call Interactive Holdings LLC

By	/s/ Joseph C. Mullin
Name:	Joseph C. Mullin
Title:	Assistant Secretary

EXHIBIT A

INTELLECTUAL PROPERTY

1.	Issued Patents

Patent No.	Issued	Title	Attorney Docket

4,792,968	12/20/88	STATISTICAL ANALYSIS SYSTEM FOR USE WITH PUBLIC COMMUNICATION FACILITY	4646-101C

4,845,739	7/4/89	TELEPHONIC-INTERFACE STATISTICAL ANALYSIS SYSTEM	4646-101C2

2.	Pending Patent Applications

Serial No.	Filed	Title

260,104	10/20/88	TELEPHONIC INTERFACE CONTROL SYSTEM	4646-108

312,792	2/21/89	VOICE-DATA TELEPHONIC CONTROL SYSTEM	4646-114

332,068	4/3/89	EXPANDED TELEPHONE DATA ORGANIZATION SYSTEM	4646-116

335,923	4/10/89	TELEPHONIC-INTERFACE STATISTICAL ANALYSIS SYSTEM	4646-101N

342,506	4/24/89	TELEPHONIC-INTERFACE STATISTICAL ANALYSIS SYSTEM	4646-101N2

371,188	6/26/89	MULTIPLE PARTY TELEPHONE CONTROL SYSTEM	4646-119

	7/ /89	TELEPHONE PROGRAMMING SYSTEM FOR AUTOMATED CALLING	4646-124

EUROPE- 86 90 4668.0	3/10/87	STATISTICAL ANALYSIS SYSTEM FOR USE WITH PUBLIC COMMUNICATION FACILITY	4646-101

JAPAN- 503886/86	3/10/89	STATISTICAL ANALYSIS SYSTEM FOR USE WITH PUBLIC COMMUNICATION FACILITY	4646-101

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3.	Unfilled Patent Rights Attorney’s Docket 4646-122:

	Title:	UNIVERSAL TELEPHONE CALL RELAY SYSTEM

	Name:	Kenneth D. Carbullido

Abstract:

In cooperation with a public telephone network, an automated call processing system incorporates an audio response unit and a computer for effectively relaying calls to a manually attended terminal. Individual calls are assigned unique call reference numbers which are stored along with pertinent information of the call. If a call relay is commanded, the computer actuates a PBX to establish a secondary connection through the telephone network to an attended CRT terminal. Using the secondary connection, the operator at the terminal is given the reference number which addresses the call data fetching it to the terminal for use by the operator. As a final operation, the secondary communication path is bridged placing the operator at the attended terminal in communication with a caller through the original connection established through the audio response unit.

Attorney’s Docket 4646-110:

	Title:	BLENDED BACKGROUND FEATURE

	Names:	Kenneth D. Carbullido

Abstract:

Background settings are recorded separately and independent of spoken prompts. An automatic response unit then operates to execute speech prompts and accept touchtone input while continually providing background, e.g. music.

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4.	Software

The computer software programs and related documentation and materials listed on Schedule 1 hereto which were acquired by a predecessor to Licensee from AT&T Information Systems, Inc. pursuant to a Letter Agreement effective as of February 6, 1989 (the “Letter Agreement”) and subsequently assigned to Licensor.

5.	Other Intellectual Property Rights

(a)  All trade secrets, know-how and show-how embodied in a tangible medium as of the date hereof relating to the subject matter of Items 1-4 hereof (including Schedule 1 hereto);

(b)  At such time as Licensor acquires a certain United States patent pursuant to that certain Service Agreement dated June 19, 1989 between FDR Interactive Technologies (a predecessor to Licensee) and Franklin V. Barger, Jr. as assigned to Licensor, then such patent will be included on this A.

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SCHEDULE 1

Phase I Custom Software

1.                                                                                       EXPLICIT HOST-ARU TRANSACTION FORMAT

Software to implement the host screen formats within the ARU, as described in the Joint Technical Specification referenced in the Letter Agreement (hereafter “Spec”) Sections III. 1.4.1, .2 and .5 and the source code and any accompanying documentation.

2.                                                                                       VOICE-OVER

Software to utilize the call conferencing feature to provide music or associated crowd noises behind a voice prompt message, as described in Spec Sections V.5 - V.5.3 and the source code and accompanying documentation.

3.                                                                                       GUEST SPEAKER

Software which enables use of a port on the ARU System for an external audio input to provide a live guest speaker with a flexible way to interact with callers over multiple ARU systems, as described in Spec Section V.6 and the source code and accompanying documentation.

4.                                                                                       TRANSCRIPTION

Software to implement the sequence of steps involved in the interaction between the transcriber and the transcriptions systems, as described in Spec Section V.10 - V.10.5 and the source code and the accompanying documentation.

5.                                                                                       MAINTENANCE TEST SCRIPT

Software to implement the inter-relationship between the automatic testing capabilities of the ARU and the reports that result from the testing activity, as described in Spec VIII.6.1, VII.9 and the source code and accompanying documentation.

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6.                                                                                       LOAD GENERATOR

Software to implement the sequence of steps for utilizing the generic capability of the ARU equipment to generate load to test the host communications, as described in Spec VIII.5 and the source code and accompanying documentation.

7.                                                                                       HOST FUNCTIONS

Software to implement the sequence of steps for utilizing the generic capability of the ARU to control the data communications between the ARU and the primary and backup host computers.  This includes the software defining the recovery from a host failure, as described in Spec Sections III.1.3.5 - III.1.3.6 and III.1.4.7 and the source code and accompanying documentation.

8.                                                                                       RESOURCE MANAGEMENT SYSTEM

Software to implement the centralized administration system described in the RMS specifications, the RMS Acceptance Test Specifications and paragraph 9(a)(iii) of the Letter Agreement, subject to paragraph 9(b)(iii) thereto, and the source code and accompanying documentation.

9.                                                                                       ARU FAILSAFES

Software to implement a set of rules governing actions to be taken upon the occurrence of several failure conditions within an ARU, as described in Spec Section III.1.3.7 and V.9, the RMS specifications and RMS Acceptance Test specification, and the source code and accompanying documentation.

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